EXHIBIT 10.215

February 14, 2023
John Plueger
c/o Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, CA 90047
Dear Mr. Plueger,
This letter confirms your work assignment in Ireland.
At the request of Air Lease Corporation (“ALC US”) and ALC Aircraft Limited ("ALC Ireland"), you will provide services concurrently to both ALC US and ALC Ireland (“Dual Assignment”). As part of the services you will render for ALC Ireland, you will be offered employment with ALC Ireland and you will indicate your acceptance of the offer by signing an Irish employment contract (“Irish Contract”). ALC US acknowledges and agrees that you are currently employed by ALC US until such day when your employment with ALC US is terminated. Your employment with ALC Ireland pursuant to the Irish Contract, is as a consequence of and conditional and contingent upon the continuation of your employment with ALC US.
The termination of your employment under the Irish Contract does not automatically terminate your employment with ALC US. The termination of your employment with ALC US shall automatically terminate your employment with ALC Ireland pursuant to the Irish Contract. ALC Ireland in conjunction with ALC US reserves the right, at their joint discretion, to bring your employment with ALC Ireland pursuant to the Irish Contract to an end, in accordance with the termination provisions in clause 12 of the Irish Contract. In such event, ALC Ireland shall pay you in lieu of notice in accordance with clause 12 of the Irish Contract and you will revert to being solely employed and salaried by ALC US. For the avoidance of doubt, in case of conflict or inconsistency between the Irish Contract and the terms of this letter, the terms of this letter shall prevail, subject to applicable law.
Your current base salary at ALC US is $1,000,000 (“Base Salary”). Because you will now have a Dual Assignment, your Base Salary will be allocated as follows:
ALC US –$700,000
ALC Ireland – €292,000 (representing 30% of your base salary in Euros)
Your total compensation will be reviewed annually by ALC US and ALC Ireland. For the duration of the assignment, you continue without interruption to be eligible for ALC US’s annual performance-based incentive bonuses, long-term equity incentive awards, and any other benefits and retirement program (“ALC US Benefits”). ALC US will take into consideration your total compensation, duties and responsibilities to both ALC US and ALC Ireland in making any applicable calculations and determining relevant performance metrics and objectives under such bonuses, incentive awards, benefits and programs. Nothing in the Irish Contract will modify the amount of the ALC US Benefits, other than Base Salary, paid or provided to you by ALC US. To the extent that the ALC US Benefits are reduced as a result of your Dual Assignment, ALC US will pay you an additional amount equal to any such reductions.
You have entered into a Severance Agreement dated July 1, 2016, as amended, with ALC US (“ALC Severance Agreement”). Any payments under the ALC Severance Agreement will be
2000 AVENUE OF THE STARS, SUITE1000N, LOS ANGELES, CA 90067 TEL: (310) 553-0555 FAX: (310) 553-0999 WWW.AIRLEASECORP.COM

calculated based on your total compensation with ALC US and ALC Ireland. Upon termination solely of your employment with ALC Ireland under the Irish Contract, you shall not be entitled to receive the amounts provided for in Section 4.2(b)(ii), 4(2)b)(iii) and 4(2)(b)(iv) of the ALC Severance Agreement.
Nothing in this letter or the Irish Contract will modify ALC US’s obligations to indemnify you and hold you harmless to the fullest extent permitted under the organizational documents of ALC US and any other indemnification agreements, arrangements or policies in effect at ALC US from time to time.
ALC US will provide tax review assistance to you at ALC US’s cost so long as you maintain dual employment in the US and Ireland. If your employment with ALC Ireland pursuant to the Irish Contract results in an increased personal tax liability compared to your current US tax liability, ALC US will provide tax equalization to you, including gross-up assistance to help defray additional tax liabilities you may incur as a result of any payments to you in connection with this assignment being viewed as additional compensation by tax authorities. The tax equalization benefit will be such that the amount of payments that you retain in the aggregate in all jurisdictions is not less than the amount that you would retain if you were subject to income tax solely in the US. To the extent that you are required to pay taxes in any jurisdiction in advance of the payment of the tax equalization benefit (the “Interim Period”), the tax equalization benefit will include interest, which will accrue during the Interim Period at the Applicable Federal Rate for the month in which you paid such taxes. ALC US and ALC Ireland, as applicable, will indemnify you for any adverse tax consequences in the United States, Ireland, and any other jurisdiction as a result of your entry into the Irish Contract and the Dual Assignment. The payments required by this paragraph and the preceding paragraph shall be made in no event later than the last day of your taxable year next following your taxable year in which the applicable tax is remitted to the Internal Revenue Service or any other applicable taxing authority. Any indemnification or make whole payments made to you shall be made in a manner that does not cause such payments to constitute deferred compensation under Treas. Reg. 1.409A-1(b)(10) and any successor thereto.
Payments made under clause 12 of the Irish Contract are not to be reduced or modified by any amounts paid under the ALC Severance Agreement.
Notwithstanding the foregoing, Sections 6.4(a), (b), (e) and (f) of your ALC Severance Agreement are hereby incorporated by reference, provided that any reference to your ALC Severance Agreement in such sections shall include the Irish Contract and this letter.

By accepting this offer, you agree to the provision of relevant information about you from ALC US to ALC Ireland, or vice versa, even if that means moving your personal data across international borders.

Yours sincerely,

/s/ Carol Forsyte
Carol Forsyte
Executive Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer
Air Lease Corporation

I accept the position as described in this letter

Signed: /s/ John Plueger	Date: February 14, 2023

Acknowledged by:
/s/ Carol Forsyte
Carol Forsyte
ALC Aircraft Limited